Exhibit 99.1

Assurant Reports Third Quarter 2016 Financial Results

3Q 2016 Net Income of $144.4 million, $2.37 per diluted share

3Q 2016 Net Operating Income of $60.7 million, $1.00 per diluted share

•	15.8 percent annualized GAAP ROE year-to-date

•	9.2 percent annualized operating ROE, excluding AOCI[1] year-to-date

•	$33 million after-tax of reportable catastrophe losses in 3Q 2016

•	$266 million returned to shareholders in share repurchases and dividends in 3Q 2016

•	$875 million in corporate capital at Sept. 30, 2016

NEW YORK, Oct. 25, 2016—Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today reported results for third quarter ended Sept. 30, 2016.

“Despite disappointing third quarter results that fell short of expectations, we remain confident in Assurant’s long-term strategy and growth potential, as we execute our multi-year transformation,” said Alan Colberg, president and CEO, Assurant. “We are managing headwinds from the normalization of lender-placed insurance and declines in legacy businesses, and are committed to improving overall profitability by leveraging our global capabilities, driving operating efficiencies and continuing to deploy capital to maximize shareholder returns.”

Reconciliation of Net Operating Income to GAAP Net Income (Loss)

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(dollars in millions, net of tax)	2016	2015	2016	2015
Assurant Solutions	$42.7	$52.4	$151.2	$167.6
Assurant Specialty Property	44.6	87.3	177.8	249.9
Corporate and other	(17.4)	(26.4)	(50.7)	(39.7)
Interest expense	(9.2)	(9.0)	(28.4)	(26.9)

Net operating income	60.7	104.3	249.9	350.9

Adjustments:
Assurant Health runoff operations	(1.7)	(144.4)	(34.3)	(352.1)
Assurant Employee Benefits	—	10.4	10.5	31.9
Net realized gains on investments	7.0	4.1	126.1	14.4
Amortization of deferred gains and gains on disposal of businesses	88.3	2.1	201.0	6.3
Other adjustments	(9.9)	16.5	(19.2)	24.4

GAAP Net income (loss)	$144.4	$(7.0)	$534.0	$75.8

Note: Beginning in first quarter 2016, Assurant revised its financial supplement and corresponding news release to reflect the company’s ongoing multi-year, transformation to focus on specialty housing and lifestyle protection products and services and align revenue categories with its key business lines as well as risk-based and fee-based, capital-light models. Assurant Health runoff operations, Assurant Employee Benefits, which was sold on March 1, 2016, and amortization of deferred gains and gains on disposal of businesses and other variable items have been removed from net operating income. Prior period amounts have been revised to conform to the updated presentation.

Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last four quarters appears on page 21 of the company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

Third Quarter 2016 Consolidated Results

•	Net income increased to $144.4 million, or $2.37 per diluted share, compared to third quarter 2015 net loss of $7.0 million, or $(0.10) per diluted share. This increase was primarily due to lower losses and exit-related charges from Assurant Health runoff operations, and the amortization of deferred gains and gains resulting from the sale of Assurant Employee Benefits. Reportable catastrophe losses from the Louisiana floods, as well as the ongoing normalization of lender-placed insurance, partially offset the increase in net income.

•	Net operating income[2] decreased to $60.7 million, or $1.00 per diluted share, compared to third quarter 2015 net operating income of $104.3 million, or $1.53 per diluted share. Results primarily reflect higher reportable catastrophe losses, the ongoing normalization of lender-placed insurance and declines in mobile and legacy extended service contracts and credit insurance. The decline was partially offset by lower Corporate net operating loss.

Excluding catastrophe losses, net operating income for third quarter 2016 decreased to $93.8 million, or $1.54 per diluted share, compared to $104.3 million, or $1.53 per diluted share in the prior year period. The decrease in net operating income reflects the factors noted above.

•	Net earned premiums, fees and other income from Assurant Solutions and Assurant Specialty Property increased slightly to $1.55 billion, compared to $1.54 billion in third quarter 2015, as growth in mobile subscribers and vehicle protection offerings offset expected declines in lender-placed insurance.

Housing and Lifestyle Businesses

Assurant Solutions

(in millions)	3Q16	3Q15	% Change	9M16	9M15	% Change
Net operating income	$42.7	$52.4	(19)%	$151.2	$167.6	(10)%
Net earned premiums, fees and other	$971.0	$939.6	3%	$2,906.2	$2,798.3	4%

•	Net operating income decreased in third quarter 2016, primarily due to lower contributions from mobile, legacy extended service contracts and credit insurance. Mobile results reflected lower than expected volumes from mobile repair and logistics and higher expenses related to certain technology systems. Third quarter 2015 results included a $4.5 million net tax benefit from international operations while third quarter 2016 results reflected $3.3 million of investment income from real estate joint venture partnerships.

•	Net earned premiums, fees and other income increased compared to third quarter 2015, due to growth in mobile subscribers and vehicle protection contracts. Foreign exchange volatility, as well as declines from legacy retail clients and credit insurance, partially offset the improvement.

Assurant Specialty Property

(in millions)	3Q16	3Q15	% Change	9M16	9M15	% Change
Net operating income	$44.6	$87.3	(49)%	$177.8	$249.9	(29)%
Net earned premiums, fees and other	$579.1	$597.7	(3)%	$1,717.6	$1,848.6	(7)%

•	Net operating income decreased in the quarter due to higher weather-related claims and the ongoing normalization of lender-placed insurance business. Results included $33.1 million of reportable catastrophe losses, compared to none in third quarter 2015.

•	Net earned premiums, fees and other income decreased in third quarter 2016 due to lender-placed insurance normalization. Growth in multi-family housing and mortgage solutions, including fee income from the recently acquired title and valuation business, partially offset the decline.

•	Combined ratio for risk-based businesses(a) increased to 92.0 percent from 79.4 percent in third quarter 2015, driven by higher reportable catastrophe losses. Excluding these losses, the combined ratio was flat year-over-year as lower general expenses offset declining lender-placed insurance net earned premiums.

•	Pre-tax margin for fee-based, capital-light businesses(b) was 9.7 percent, compared to 15.2 percent in third quarter 2015. The decrease was primarily due to higher expenses to support growth in the field services and valuation businesses.

(a)	Combined ratio for the risk-based businesses is equal to total benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other businesses.
(b)	Pre-tax margin for the fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for multi-family housing and mortgage solutions businesses.

Corporate & Other

(in millions)	3Q16	3Q15	% Change	9M16	9M15	% Change
Net operating loss(3)	$(17.4)	$(26.4)	34%	(50.7)	$(39.7)	(28)%

•	Net operating loss[3] decreased in third quarter 2016, primarily due to lower tax expense and employee benefit costs.

Assurant Health Runoff Operations

The company expects the exit of the health insurance market to be substantially completed by the end of 2016.

•	Net loss of $1.7 million due to a slight reduction in estimated recoverables related to 2015 Affordable Care Act (ACA) risk mitigation programs, offset by favorable claims development.

•	ACA risk-mitigation payments received from the Centers for Medicare and Medicaid Services (CMS) for 2015 ACA-qualified policies totaled $378 million for nine months ended Sept. 30, 2016. Estimated net recoverables for 2015 ACA-qualified policies as of Sept. 30, 2016 were $99 million. This includes $67 million from the risk-adjustment program and $32 million from the reinsurance program. The company did not record any net recoverables for the 2015 risk-corridors program.

Capital Position

•	Corporate capital approximated $875 million as of Sept. 30, 2016. Deployable capital totaled approximately $625 million, adjusting for the company’s $250 million risk buffer.

Segment dividends paid to the holding company in third quarter totaled $418 million. This is comprised of $189 million from Assurant Health, $150 million in capital releases from the sale of Assurant Employee Benefits, and $79 million from Assurant Solutions and Assurant Specialty Property.

During the quarter, the company completed its previously announced acquisition of a title and valuation business and invested another $11 million for capabilities in areas targeted for growth.

•	Share repurchases and dividends totaled $266 million in third quarter 2016. Dividends to shareholders totaled $30 million, and Assurant repurchased approximately 2.7 million shares of common stock for $236 million. From Oct. 1 through Oct. 21, 2016, the company repurchased an additional 742,000 shares for approximately $66 million, with $199 million remaining under the current repurchase authorization.

Company Outlook

Based on current market conditions, for full-year 2016, the company expects:

•	Assurant Solutions’ net operating income to decline modestly from 2015. Growth from new and existing mobile programs in 2016 is not expected to offset declines in legacy extended service contracts, credit insurance and the loss of the tablet program. Net earned premiums and fees to increase, driven by growth in mobile subscribers and vehicle service contracts, partially offset by lower service contract revenue from legacy North American retail clients and continued declines in credit insurance.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2015 levels. Results to be affected by the ongoing normalization of lender-placed insurance business, partially offset by increased efficiencies and related expense saving initiatives. Multi-family housing and mortgage solutions businesses to expand via market share gains. Overall results to reflect catastrophe losses including claims from Hurricane Matthew, a fourth quarter 2016 catastrophe event.

•	Corporate & Other[4] full-year net operating loss to approximate $70 million.

•	Capital to be deployed through a combination of share repurchases, common stock dividends, reinvestments in the business and acquisitions in Housing and Lifestyle, subject to market conditions and other factors. Business segment dividends from Assurant Solutions and Assurant Specialty Property to approximate segment net operating income, subject to reportable catastrophe losses, the growth of the businesses, rating agency and regulatory capital requirements. Company to receive nearly $1 billion of net proceeds, including capital releases, related to the sale of Assurant Employee Benefits mainly in 2016, with a total of $768 million received year-to-date.

For runoff operations, the company expects:

•	Assurant Health substantially to complete the process to exit the health insurance market in 2016. During the remainder of the wind down, the company expects to incur $13 million to $20 million pre-tax of additional exit-related charges, as well as certain overhead expenses that are excluded from the premium deficiency reserve accrual. Assurant Health dividends to approximate $475 million for full-year 2016, of which $338 million was received in the first nine months, subject to ultimate development of claims, actual expenses needed to wind down operations, ACA-risk mitigation payments and regulatory approval.

•	Earnings Conference Call

The third quarter 2016 earnings conference call and webcast will be held on Wednesday, Oct. 26, 2016 at 8:00 a.m. ET. The live and archived webcast along with supplemental information will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $6 billion in annualized revenue as of September 30, 2016, Assurant is located in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Linda Recupero

Senior Vice President, Global Communication

Phone: 212.859.7005

linda.recupero@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(iii)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the company’s estimate;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(v)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(vi)	failure to adequately predict or manage benefits, claims and other costs;

(vii)	inadequacy of reserves established for future claims;

(viii)	current or new laws and regulations that could increase our costs and decrease our revenues;

(ix)	significant competitive pressures in our businesses;

(x)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xi)	losses due to natural or man-made catastrophes;

(xii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xiii)	deterioration in our market capitalization compared to its book value that could result in an impairment of goodwill;

(xiv)	risks related to our international operations, including fluctuations in exchange rates;

(xv)	data breaches compromising client information and privacy;

(xvi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xvii)	cyber security threats and cyber attacks;

(xviii)	failure to effectively maintain and modernize our information systems;

(xix)	uncertain tax positions and unexpected tax liabilities;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2015 Annual Report on Form 10-K and our First Quarter Report on Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses operating return on equity (“Operating ROE”), excluding accumulated other comprehensive income (“AOCI”), as an important measure of the company’s operating performance. Operating ROE, excluding AOCI, equals net operating income (defined below) for the periods presented divided by average stockholders’ equity, excluding AOCI, for the year to date period. The company believes operating ROE provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company. The comparable GAAP measure would be GAAP return on equity (“GAAP ROE”), defined as net income, for the periods presented, divided by average stockholders’ equity for the year to date period.

	9 Months	12 Months
	2016	2015
Annual operating return on average equity, excluding AOCI	9.2%	11.5%
Assurant Health runoff operations	(1.3)%	(10.6)%
Assurant Employee Benefits	0.4%	1.4%
Net realized gains on investments	4.6%	0.6%
Amortization of deferred gains and gains on disposal of businesses	7.4%	0.2%
Other adjustments:
Gain on divested business	—	0.3%
Change in tax liabilities	—	0.5%
Payment received related to previous sale of subsidiary	—	0.3%
Gain related to benefit plan activity	0.6%	—
Amount related to the sale of AEB	(0.6)%	—
Post-close cont. liab. on previous disposition	(0.4)%	—
Intangible asset impairment	(0.4)%	—
Change in derivative investment	0.1%	(0.1)%
Change due to effect of including AOCI	(3.8)%	(1.2)%

Annual GAAP return on average equity	15.8%	2.9%

(2)	Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and other highly variable items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which was sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(dollars in millions)	2016	2015	2016	2015
Net operating income	$60.7	$104.3	$249.9	$350.9
Adjustments (pre-tax):
Assurant Health runoff operations	—	(220.2)	(42.1)	(504.0)
Assurant Employee Benefits	—	16.8	16.7	49.7
Net realized gains on investments	10.7	6.2	194.0	22.2
Amortization of deferred gains and gains on disposal of businesses	135.8	3.2	309.2	9.7
Other adjustments	(15.4)	16.8	(29.7)	29.2
(Provision) benefit for income taxes	(47.4)	65.9	(164.0)	118.1

GAAP Net income (loss)	$144.4	$(7.0)	$534.0	$75.8

(3)	Assurant uses Corporate & Other net operating loss as an important measure of the corporate segment’s operating performance. Corporate & Other net operating loss equals segment net income (loss), excluding amortization of deferred gains and gains on disposal of businesses, net realized gains (losses) on investments, interest expense and other highly variable items. The company believes Corporate & Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes the effect of amortization of deferred gains and gains on disposal of businesses, net realized gains (losses) on investments, interest expense and those events that are highly variable and do not represent the ongoing operations of the company’s Corporate & Other segment. The comparable GAAP measure would be Corporate & Other segment net income.

	3Q	3Q	9 Months	9 Months
	2016	2015	2016	2015
GAAP Corporate & Other segment net income (loss)	$58.8	$(12.8)	$228.8	$(21.4)
Adjustments, pre-tax:
Amortization of deferred gains and gains on disposal of businesses	(135.8)	(3.2)	(309.2)	(9.7)
Interest expense	14.0	13.8	43.7	41.3
Net realized gains on investments	(10.7)	(6.2)	(194.0)	(22.2)
Other adjustments	15.4	(16.8)	29.7	(29.2)
Provision (benefit) for income taxes	40.9	(1.2)	150.3	1.5

Corporate & other net operating loss	$(17.4)	$(26.4)	$(50.7)	$(39.7)

(4)	The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that a quantitative reconciliation of such forward-looking information to the most comparable GAAP measure cannot be made available without unreasonable efforts. A reconciliation would require the company to quantify amortization of deferred gains and gains on disposal of businesses, interest expense, net realized gains on investments, and change in derivative investment. The last two components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify the first two components for the forecast period, assuming no additional debt is acquired in the forecast period. Amortization of deferred gains and gains on disposal of businesses is estimated to be approximately $52.0 after-tax million while interest expense is estimated to be approximately $9.0 after-tax million.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months and Nine Months Ended September 30, 2016 and 2015

	3Q		9 Months
	2016	2015	2016	2015
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$1,215,133	$2,058,421	$3,832,595	$6,356,241
Fees and other income	347,693	317,523	1,033,688	920,694
Net investment income	124,798	148,766	380,325	468,825
Net realized gains on investments	10,704	6,203	194,048	22,157
Gain on pension plan curtailment	—	—	29,578	—
Amortization of deferred gains and gains on disposal of businesses	135,840	3,243	309,254	9,743

Total revenues	1,834,168	2,534,156	5,779,488	7,777,660

Benefits, losses and expenses
Policyholder benefits	435,173	1,254,205	1,379,803	3,732,646
Selling, underwriting, general and administrative expenses	1,164,131	1,298,423	3,562,067	3,912,712
Interest expense	14,006	13,779	43,741	41,335

Total benefits, losses and expenses	1,613,310	2,566,407	4,985,611	7,686,693

Income before provision for income taxes	220,858	(32,251)	793,877	90,967
Provision (benefit) for income taxes	76,491	(25,229)	259,843	15,156

Net income (loss)	$144,367	$(7,022)	$534,034	$75,811

Net income per share:
Basic	$2.40	$(0.10)	$8.54	$1.10
Diluted	$2.37	$(0.10)	$8.46	$1.09

Dividends per share	$0.50	$0.30	$1.50	$0.87

Share data:
Basic weighted average shares outstanding	60,262,073	67,632,920	62,522,980	68,646,043

Diluted weighted average shares outstanding	60,828,341	67,632,920	63,093,320	69,341,886

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At September 30, 2016 and Dec. 31, 2015

	September 30,	December 31,
	2016	2015
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,149,713	$14,283,077
Reinsurance recoverables	9,059,947	7,470,403
Deferred acquisition costs	3,034,091	3,150,934
Goodwill	839,681	833,512
Assets held in separate accounts	1,738,940	1,798,104
Other assets	2,461,464	2,500,372

Total assets	$30,283,836	$30,036,402

Liabilities
Policyholder benefits and claims payable	$13,440,351	$13,363,413
Unearned premiums	6,443,266	6,423,720
Debt	1,165,557	1,164,656
Liabilities related to separate accounts	1,738,940	1,798,104
Deferred gain on disposal of businesses	318,411	92,327
Accounts payable and other liabilities	2,672,397	2,670,215

Total liabilities	25,778,922	25,512,435

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,176,808	4,405,418
Accumulated other comprehensive income	328,106	118,549

Total stockholders’ equity	4,504,914	4,523,967

Total liabilities and stockholders’ equity	$30,283,836	$30,036,402